Pricing Supplement No. 006                 Filing under Rule 424(b)(2)
Dated March 26, 1997                        Registration No. 333-22347

(To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

                             $300,000,000
                     NIPSCO CAPITAL MARKETS, INC.
                           Medium-Term Notes
              Due Nine Months or More From Date of Issue
                         --------------------

            Entitled to the benefit of a Support Agreement
        Providing for the Payment of Principal and Interest by
                        NIPSCO Industries, Inc.
                         --------------------


     Principal Amount:         $50,000,000                         Interest Payment Date(s):         March 15, and
     Trade Date:               March 25, 1997                                                        September 15
     Original Issue Date:      March 31, 1997                      Specified Currency:               U.S. Dollars
     Interest Rate:            7.39%                               Selling Agent's Commission:       $300,000
     Stated Maturity Date:     April 1, 2004                       Net Proceeds to the Company:      $49,700,000
     Form :  _XX_ Book Entry ___ Certified

The Medium-Term Note described in this Pricing Supplement is being sold through Goldman, Sachs & Co., as Agent.

Prior to the date of this Pricing Supplement, $34,000,000 Medium-Term
Notes have been sold.   Concurrently herewith, the company is also
selling (1) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.82% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%; (2) $10,000,000 aggregate principal amount of Medium-Term Notes with a Stated maturity Date of April 3, 2017 and bearing an interest rate of 7.82% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (3) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 2, 2007 and bearing an interest rate of 7.45% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.625%; (4) $6,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 1, 2022 and bearing an interest rate of 7.99% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (5) $8,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 1, 2022 and bearing an interest rate of 7.99% at the initial price to the public equal to 100% of par, less a fee to Merrill Lynch & Co., as Agent, equal to 0.75%; (6) $6,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 1, 2022 and bearing an interest rate of 7.99% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.75%; and (7) $10,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.92% at the initial offering price to the public equal to 100% of par less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%.

Goldman, Sachs & Co.     Merrill Lynch & Co. Morgan Stanley & Co.
                                             Incorporated